Exhibit 99.1

Flux Power Closes Initial Round of Private Placement and Converts $7.8M of Debt to Equity

Vista, CA – July 8, 2020 — Flux Power Holdings, Inc. (“Flux Power”) (OTCQB: FLUX), a developer of advanced lithium industrial batteries for commercial and industrial equipment, today announced its initial close of a private placement, along with a related conversion of debt to equity.

Flux Power is a leading developer of lithium-ion batteries having higher performance, extended life, and lower total cost of ownership compared with lead acid solutions. Products include advanced battery packs for forklifts, airport ground support equipment, and other commercial and industrial applications. To date, Flux Power has shipped over 7,000 lithium-ion packs nation-wide.

Financing

In support of its operations, growth, and new product initiatives, Flux Power recently consummated the initial closing of a private placement, targeting up to $8 million of its common stock at $4.00 per share. The initial closing resulted in gross proceeds of approximately $1.1 million before offering expenses.

In connection with the intial closing, Flux Power completed the conversion of debt to equity of $7.8M to common shares, at $4.00 per share. Giving effect to the private placement and debt conversion, Flux Power now has approximately 7.3 million shares issued and outstanding.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Flux Power Holdings, Inc. (www.fluxpower.com)

Flux Power develops advanced lithium-ion batteries for commercial and industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux Power solutions utilize its proprietary battery management system and in-house engineering and product design. Flux Power batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEMs, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment and airport ground service markets, and other commercial and industrial applications.

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified by the use of “believes,” “expects” or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products; projected sales; Flux Power’s ability to timely obtain UL Listing for its products; Flux Power’s ability to fund its operations; distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products; Flux Power’s ability to comply with the terms of the outstanding loans with various lenders; Flux Power’s ability to avoid disruption in its business and operations as a result of the COVID-19 pandemic, including suspension of manufacturing operations, customer demand, the length of its sales cycles, disruptions in its supply chain, lower the operating efficiencies at its facility, worker shortages and declining staff morale, and other unforeseen disruptions. Actual results could differ from those projected due to numerous factors and uncertainties.

Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in the Form 10-K, 10-Q and other reports filed with the Securities and Exchange Commission (SEC) and available at www.sec.gov/edgar.

These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected. Any disruption in the Company’s manufacturing operations would have a material adverse effect on the Company’s business and would impede the Company’s ability to manufacture and ship products to its customers in a timely manner, or at all. The effect of the COVID-19 pandemic and its associated restrictions may adversely impact many aspects of the Company’s business, including customer demand, the length of its sales cycles, disruptions in its supply chain, lower the operating efficiencies at its facility, worker shortages and declining staff morale, and other unforeseen disruptions. The demand for the Company’s products may significantly decline as COVID-19 continues to spread and as its customers suffer losses in their businesses. The supply of the Company’s raw materials and its supply chain may be disrupted and adversely impacted by the pandemic.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Media & Investor Relations:

Justin Forbes

877-505-3589

info@fluxpower.com